EXHIBIT 99.2

Creative Medical Technology Holdings Announces Reversion of Liver Failure Using ImmCelz® Personalized Cellular Immunotherapy in Preclinical Model

Company Files Patent on Approaching 10 Billion Dollar Liver Disease Market Using “Reprogrammed” Immune Cells

December 29, 2020 – Phoenix, AZ (OTC-CELZ) Creative Medical Technology Holdings Inc. announced today novel data and patent filing No. 63131261 describing the ability of ImmCelz® to reverse liver failure in the carbon tetrachloride preclinical model of hepatocyte necrosis.

These findings are the basis for a patent filing covering various means of generating the ImmCelz® product in a hepatoprotective specific manner. The Company has previously reported that ImmCelz® is capable of treating animal models of stroke1, as well as inducing “immunological tolerance” in a model of autoimmune rheumatoid arthritis2.

The work is an extension of previously published findings of Dr. Thomas E. Ichim, in which mesenchymal stem cells were capable of inhibiting progression of liver failure3.

“I am proud of the work the team at Creative Medical Technologies is conducting in advancing the concept of immunologically-mediated regeneration.” Said Dr. Ichim, Co-inventor of the patent. “ImmCelz® is an advancement on our previous liver failure work due to the fact that we have shown transfer of regenerative activity from the stem cell to the immune cell. Immune cells possess ability to home to injured tissues faster than stem cells due to their smaller size. Additionally, immune cells possess immunological memory, which we believe may be applied to the concept of regeneration.”

“While stem cell therapeutics are recognized as the future of medicine, I believe it is important to realize that many activities of stem cells are mediated by changes to the immune system.” Said Dr. Amit Patel, Board Member of the Company and Co-Inventor of the Patent Application. “ImmCelz® represents a fundamental advancement in regenerative medicine in that instead of administering stem cells in the body to induce immune modulation, we actually optimize the immune modulation in the laboratory before injecting immune cells into the patient.”

Being at the forefront in identifying novel regenerative treatment options, the Company possesses numerous issued patents in the area of cellular therapy, including patent no. 10,842,815 covering use of T regulatory cells for spinal disc regeneration, patent no. 9,598,673 covering stem cell therapy for disc regeneration, patent no. 10,792,310 covering regeneration of ovaries using endothelial progenitor cells and mesenchymal stem cells, patent no. 8,372,797 covering use of stem cells for erectile dysfunction, and patent no. 7,569,385 licensed from the University of California covering a novel stem cell type.

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1 Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)

2 Creative Medical Technology Holdings Reports Positive Preclinical Data on ImmCelz® Immunotherapy Product in Rheumatoid Arthritis Model | BioSpace

3 Human endometrial regenerative cells alleviate carbon tetrachloride-induced acute liver injury in mice | Journal of Translational Medicine | Full Text (biomedcentral.com)

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“Liver failure represents a significant unmet medical need and I am extremely excited that ImmCelz® has the potential to help the numerous patients on the liver transplant waiting list who currently have no other option.

With growing validation and acceptance of such technologies, the company intends to continue to broaden its intellectual property portfolio by compiling research data and filing patents, in order to record early filing dates and increase the likelihood of our receiving patent issue.

We continue to welcome opportunities with collaborators and Key Opinion Leaders as we are dedicated to accelerating the further development of our technology.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in stem cell technology in the fields of urology, neurology and orthopedics and trades on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Timothy Warbington, CEO

CEO@ CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com

www.Caverstem.com

www.Femcelz.com

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